UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive Proxy Statement.

☒	Definitive Additional Materials.

☐	Soliciting Material Pursuant to §240.14a-12.

Del Monte Foods Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT #5 TO DEFINITIVE PROXY STATEMENT

This supplemental information should be read in conjunction with the Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) by Del Monte Foods Company (the “Company”) on January 12, 2011 (“Definitive Proxy Statement”), as supplemented by the Schedule 14As filed with the SEC on January 26, 2011, February 4, 2011, February 16, 2011 and February 18, 2011, which should be read in its entirety.

The Merger – Background of the Merger

The following disclosure supplements the discussion beginning on page 24 of the Definitive Proxy Statement under the heading “Background of the Merger”:

As previously reported, following the ruling of the Delaware Court of Chancery, the board of directors of the Company engaged Perella Weinberg to proactively contact third parties who may be potentially interested in acquiring the Company. At the direction of the board of directors and under the oversight of the Strategic Committee, representatives from Perella Weinberg contacted a total of 70 parties, comprised of 42 strategic parties and 28 financial parties, to determine whether they would be interested in exploring a transaction with the Company that could be superior to the merger. The parties contacted by Perella Weinberg included all 53 parties that were contacted during the “go shop” process conducted immediately following execution of the merger agreement. As of the time of filing of this proxy supplement no party has submitted an acquisition proposal to the Company.

Having considered all the facts that have come to the attention of the board of directors of the Company since the filing of the Definitive Proxy Statement, the board of directors of the Company continues to unanimously recommend that stockholders vote “FOR” approval of the proposal to adopt the merger agreement. The board of directors of the Company, with the assistance of Perella Weinberg, will continue the process described above, will consider any acquisition proposal that may be delivered prior to the special meeting of stockholders of the Company and if it concludes, in accordance with the merger agreement, that any such acquisition proposal is a superior proposal, the board of directors may change its recommendation with respect to the merger and take such other actions permitted under the merger agreement.

The special meeting of stockholders is scheduled to be reconvened on March 7, 2011 at 9:00 a.m. Pacific Time at the Hyatt Regency San Francisco, Five Embarcadero Center, San Francisco, California 94111.